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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Whiting Petroleum Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WHITING PETROLEUM CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 9, 2006

To the Stockholders of Whiting Petroleum Corporation:
      NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Whiting Petroleum Corporation will be held on Tuesday, May 9, 2006, at 10:00 a.m., local time, at the John D. Hershner Room located in the Wells Fargo Building at 1700 Lincoln Street, Denver, Colorado 80203, for the following purposes:

(1) to elect two directors to hold office until the 2009 annual meeting of stockholders and until their successors are duly elected and qualified;

(2) to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2006; and

(3) to consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
      The close of business on March 15, 2006 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.
      A proxy for the meeting and a proxy statement are enclosed herewith.

By Order of the Board of Directors

WHITING PETROLEUM CORPORATION

Bruce R. DeBoer
Corporate Secretary
Denver, Colorado
April 1, 2006
Your vote is important no matter how large or small your holdings may be. To assure your representation at the meeting, please date the enclosed proxy, which is solicited by the Board of Directors, sign exactly as your name appears thereon and return immediately.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
PRINCIPAL STOCKHOLDERS
EXECUTIVE COMPENSATION
PERFORMANCE INFORMATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
MISCELLANEOUS
APPENDIX A

WHITING PETROLEUM CORPORATION
1700 Broadway, Suite 2300
Denver, Colorado 80290-2300

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 9, 2006

       This proxy statement is being furnished to stockholders by the Board of Directors (the “Board”) of Whiting Petroleum Corporation beginning on or about April 1, 2006 in connection with a solicitation of proxies by the Board for use at the annual meeting of stockholders to be held on Tuesday, May 9, 2006, at 10:00 a.m., local time, at the John D. Hershner Room located in the Wells Fargo Building at 1700 Lincoln Street, Denver, Colorado 80203, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.
      Execution of a proxy given in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a stockholder who has signed a proxy does not in itself revoke a proxy. Any stockholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to us in writing or in open meeting.
      A proxy, in the enclosed form, which is properly executed, duly returned to us and not revoked will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the two nominees for election as directors referred to in this proxy statement, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006 and in accordance with the judgment of the persons named as proxies in the enclosed form of proxy on such other business or matters which may properly come before the Annual Meeting. Other than the election of two directors and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006, the Board has no knowledge of any other matters to be presented for action by the stockholders at the Annual Meeting.
      Only holders of record of our common stock at the close of business on March 15, 2006 are entitled to vote at the Annual Meeting. On that date, 36,956,863 shares of our common stock were outstanding and entitled to vote, each of which is entitled to one vote per share.
ELECTION OF DIRECTORS
      Our certificate of incorporation and By-Laws provide that our directors are divided into three classes, with staggered terms of three years each. At the Annual Meeting, the stockholders will elect two directors to hold office until the 2009 annual meeting of stockholders and until their successors are duly elected and qualified. Unless stockholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the persons named as nominees in this proxy statement. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board. Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors.

      The following sets forth certain information, as of March 15, 2006, about the Board’s nominees for election at the Annual Meeting and each director whose term will continue after the Annual Meeting.
Nominees for Election at the Annual Meeting

Terms expiring at the 2006 Annual Meeting
      Graydon D. Hubbard, 72, has served as a director of Whiting Petroleum Corporation since 2003. He is a retired certified public accountant and was a partner of Arthur Andersen LLP in its Denver office for more than five years prior to his retirement in November 1989. Since 1991, he has served as a director of Allied Motion Technologies Inc., a company engaged in the business of designing, manufacturing and selling motion control products. Mr. Hubbard is also an author. He received his Bachelor’s Degree in accounting from the University of Colorado.
      James J. Volker, 59, has been a director of Whiting Petroleum Corporation since 2003 and a director of Whiting Oil and Gas Corporation since 2002. He joined Whiting Oil and Gas Corporation in August 1983 as Vice President of Corporate Development and served in that position through April 1993. In March 1993, he became a contract consultant to Whiting Oil and Gas Corporation and served in that capacity until August 2000, at which time he became Executive Vice President and Chief Operating Officer. Mr. Volker was appointed President and Chief Executive Officer and a director of Whiting Oil and Gas Corporation in January 2002. Mr. Volker was co-founder, Vice President and later President of Energy Management Corporation from 1971 through 1982. He has over thirty years of experience in the oil and natural gas industry. Mr. Volker has a degree in finance from the University of Denver, an MBA from the University of Colorado and has completed H. K. VanPoolen and Associates’ course of study in reservoir engineering.
The Board recommends the foregoing nominees for election as directors for terms expiring at the 2009 Annual Meeting and urges each stockholder to vote FOR such nominees. Shares of common stock represented by executed but unmarked proxies will be voted FOR such nominees.
Directors Continuing in Office

Terms expiring at the 2007 Annual Meeting
      Thomas L. Aller, 57, has been a director of Whiting Petroleum Corporation since 2003. Mr. Aller has served as Senior Vice President — Energy Delivery of Alliant Energy Corporation and President of Interstate Power and Light Company since January 2004. Prior to that, he served as President of Alliant Energy Investments, Inc. since April 1998 and interim Executive Vice President — Energy Delivery of Alliant Energy Corporation since September 2003. From 1993 to 1998, he served as Vice President of IES Investments. He received his Bachelor’s Degree in political science from Creighton University and his Master’s Degree in municipal administration from the University of Iowa.
      Thomas P. Briggs, 57, was appointed by the Board effective March 1, 2006 to fill the vacancy created by the retirement of J. B. Ladd. Mr. Briggs is currently chief financial officer (“CFO”) of Healthy Food Holdings, Inc., a holding and management company for branded food companies based in Boulder, Colorado. From 2000 to 2004, he was CFO of Horizon Organic, the largest organic foods company in the United States, which was acquired by Dean Foods in 2004. During the 1970s and 1980s he was a tax and M&A consultant to oil and gas exploration companies, and later CFO and senior officer in two Denver-based independent oil and gas companies. Mr. Briggs, an inactive certified public accountant, has 25 years of management experience as a CFO in public and private companies primarily in the oil and gas and food industries, and also has 10 years of public accounting experience in two of the current four worldwide public accounting firms. He is a past director of the Independent Petroleum Association of the Mountain States (IPAMS). Mr. Briggs holds a Bachelor of Arts degree in accounting from Duke University and a Juris Doctorate degree from the Georgetown University Law Center. He is currently a board member and chairman of the audit committee of Corrpro Companies, a publicly-held engineering and construction services company headquartered in Cleveland. Mr. Briggs was recommended to our Nominating and Governance Committee by one of our executive officers.

Terms to expire at the 2008 Annual Meeting
      Kenneth R. Whiting, 79, has been a director of Whiting Petroleum Corporation since 2003 and has served as a director of Whiting Oil and Gas Corporation since its inception in 1980. He was President and Chief Executive Officer of Whiting Oil and Gas Corporation from its inception until 1993, when he was appointed Vice President of International Business for IES Diversified. From 1978 to late 1979, he served as President of Webb Resources, Inc. He has many years of experience in the oil and natural gas industry, including his position as Executive Vice President of Ladd Petroleum Corporation. He was a partner and associate with the Denver law firm of Holme Roberts & Owen. Mr. Whiting received his Bachelor’s Degree in business from the University of Colorado and his J.D. from the University of Denver.
      Palmer L. Moe, 62, has served as a director of Whiting Petroleum Corporation since October 2004. He is Managing Director of Kronkosky Charitable Foundation in San Antonio, Texas, a position he has held since 1997. Mr. Moe is a certified public accountant and was a partner of Arthur Andersen & Co. in its San Antonio, Houston and Denver offices from 1965 to 1983. From 1983 until 1992, he served as President and Chief Operating Officer and a director of Valero Energy Corporation. He received his Bachelor’s Degree in accounting from the University of Denver and completed the Senior Executive Development Course at the Alfred P. Sloan School of Management at the Massachusetts Institute of Technology.
      D. Sherwin Artus, 69, was appointed to the Board effective March 1, 2006 to fill the vacancy created when the Board expanded the number of authorized directors from six to seven effective March 1, 2006. Mr. Artus joined Whiting Oil and Gas Corporation in January 1989 as Vice President of Operations and became Executive Vice President and Chief Operating Officer in July 1999. In January 2000, he was appointed President and Chief Executive Officer and a director. In January 2002, he became Senior Vice President. He has been in the oil and natural gas business for forty years. Mr. Artus holds a Bachelor’s Degree in geologic engineering and a Master’s Degree in mining engineering from the South Dakota School of Mines and Technology. Mr. Artus was recommended to our Nominating and Governance Committee by our Chief Executive Officer.
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Corporate Governance Guidelines
      The Board has adopted Corporate Governance Guidelines that are available, free of charge, on our website at www.whiting.com or in print to any stockholder who requests it in writing from our Corporate Secretary.
Code of Business Conduct and Ethics
      The Board has adopted the Whiting Petroleum Corporation Code of Business Conduct and Ethics that applies to our directors and employees that is available, free of charge, on our website at www.whiting.com or in print to any stockholder who requests it in writing from our Corporate Secretary.
Independence of Directors
      Of the seven directors currently serving on the Board, the Board has determined that each of Messrs. Briggs, Hubbard, Moe and Whiting has no material relationship with us and is independent under New York Stock Exchange listing standards. The Board has established categorical standards within our Corporate Governance Guidelines to assist in making determinations of director independence. These categorical standards are attached as Appendix A to this proxy statement. In making its determination of independence, the Board found that each of Messrs. Briggs, Hubbard, Moe and Whiting met these standards.
Board Committees
      The Board has standing Audit, Compensation and Nominating and Governance Committees. The Board has adopted a formal written charter for each of these committees that is available, free of charge, on our website at www.whiting.com or in print to any stockholder who requests it in writing from our Corporate Secretary.
      The Audit Committee’s primary duties and responsibilities are to assist the Board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation and termination of our independent registered public accounting firm and has the sole authority to approve all audit and permitted non-audit engagement fees and terms. The Audit Committee is presently comprised of Messrs. Hubbard (Chairperson), Moe and Briggs, each of whom is an independent director under New York Stock Exchange listing standards and Securities and Exchange Commission rules applicable to audit committee members. The Board has determined that Mr. Hubbard qualifies as an “audit committee financial expert,” as defined by Securities and Exchange Commission rules. The Audit Committee held four meetings in 2005.
      The Compensation Committee discharges the responsibilities of the Board with respect to our compensation programs and compensation of our executives and directors. The Compensation Committee has overall responsibility for approving and evaluating the compensation of executive officers (including the chief executive officer) and directors and our executive officer and director compensation plans, policies and programs. The Compensation Committee is presently comprised of Messrs. Moe (Chairperson), Hubbard and Briggs, each of whom is an independent director under New York Stock Exchange listing standards. (Mr. Hubbard was chairperson of the Compensation Committee during 2005). The Compensation Committee held three meetings in 2005.
      The principal functions of the Nominating and Governance Committee are to identify individuals qualified to become directors and recommend to the Board nominees for all directorships, identify directors qualified to serve on Board committees and recommend to the Board members for each committee, develop and recommend to the Board a set of corporation governance guidelines and otherwise take a leadership role in shaping our corporate governance. The Nominating and Governance Committee is presently comprised of Messrs. Whiting (Chairperson), Hubbard and Moe, each of whom is an independent director under New York Stock Exchange listing standards. The Nominating and Governance Committee held one meeting in 2005.
      In identifying and evaluating nominees for director, the Nominating and Governance Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to us. In addition, the Nominating and Governance Committee believes it is important that at least one director have the requisite experience and expertise to be designated as an “audit committee financial expert.” The Nominating and Governance Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. At a minimum, each director nominee must have displayed the highest personal and professional ethics, integrity and values and sound business judgment. In addition, the Nominating and Governance Committee believes that the following minimum qualifications are necessary for a director nominee to possess to be recommended by the Committee to the Board:

•	Each director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	Each director must be independent of any particular constituency, be able to represent all of our stockholders and be committed to enhancing long-term stockholder value.

•	Each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business.
      The Nominating and Governance Committee will consider persons recommended by stockholders to become nominees for election as directors in accordance with the foregoing and other criteria set forth in our Corporate Governance Guidelines and Nominating and Governance Committee Charter. Recommendations for consideration by the Nominating and Governance Committee should be sent to our Corporate Secretary in writing together with appropriate biographical information concerning each proposed nominee. Our By-Laws also set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders. With respect to an election of directors to be held at an annual meeting, a stockholder must, among other things, give notice of an intent to make such a nomination to our Corporate Secretary in advance of the meeting in compliance with the terms and within the time period specified in the By-Laws. Pursuant to these requirements, a stockholder must give a written notice of intent to our Corporate Secretary not less than 60 days or more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders.
Presiding Director
      A presiding director is designated to preside over each executive session of the non-management directors at Board meetings. The role of the presiding director rotates among the chairs of the Audit Committee, Compensation Committee and Nominating and Governance Committee.
Communication with Directors
      Stockholders and other interested parties may communicate with the full Board, non-management directors as a group or individual directors, including the presiding director, by submitting such communications in writing to our Corporate Secretary at Whiting Petroleum Corporation, c/o the Board of Directors (or, at the stockholder’s option, c/o a specific director or directors), 1700 Broadway, Suite 2300, Denver, Colorado 80290. Such communications will be delivered directly to the Board.
Meetings and Attendance
      The Board held fourteen meetings in 2005. No director attended less than 90% of the total number of Board and committee meetings on which they served. Directors are expected to attend our annual meeting of stockholders each year and all of our directors serving at the time attended our 2005 annual meeting of stockholders.
Director Compensation
      Directors who are our employees receive no compensation for service as members of either the Board or Board committees. From January 1, 2005 through February 23, 2005, non-employee directors were compensated as follows:

		Committee Service

				Nominating
	Board			and
	Service	Audit	Compensation	Governance

Annual Retainer	$20,000
Restricted Stock, three year vesting	$30,000
Committee Chair Annual Retainer		$12,000	$5,000	$5,000
Committee Member Annual Retainer		$2,500	$1,000	$1,000
Meeting Fee	$1,500	$1,500	$1,000	$1,000

      Effective February 24, 2005, non-employee directors were compensated as follows:

		Committee Service

				Nominating
				and
	Board Service	Audit	Compensation	Governance

Annual Retainer	$30,000
Restricted Stock, three year vesting	1,500 shares
Committee Chair Annual Retainer		$16,000	$10,000	$8,000
Committee Member Annual Retainer		$3,000	$1,500	$1,000
Meeting Fee, including telephonic meetings over one hour	$1,500	$1,500	$1,000	$1,000
Telephonic meetings of one hour or less	$ 750	$750	$500	$500
      The Company also makes medical insurance coverage available to directors. Messrs. Hubbard, Ladd and Whiting elected to receive such benefits during 2005, the annual premium cost of which was $2,711 per director. In addition, Mr. Whiting receives payments under our Production Participation Plan with respect to his vested plan interests relating to his employment with us from 1980 to 1993. Mr. Whiting was paid $31,629 under the Production Participation Plan for 2005.
      Effective February 1, 2006, non-employee director compensation is as follows:

		Committee Service

				Nominating
	Board			and
	Service	Audit	Compensation	Governance

Annual Retainer	$36,000
Restricted Stock, three year vesting	1,800 shares
Committee Chair Annual Retainer		$20,000	$15,000	$15,000
Committee Chair Restricted Stock, three year vesting (shares)		1,000	750	750
Committee Member Annual Retainer		$5,000	$3,000	$3,000
Meeting Fee, including telephonic meetings over one hour	$1,500	$1,500	$1,500	$1,500
Telephonic meetings of one hour or less	$ 750	$750	$750	$750

PRINCIPAL STOCKHOLDERS
Certain Beneficial Owners
      The following table sets forth information regarding beneficial ownership by persons known to us to own more than 5% of our outstanding common stock. The beneficial ownership information set forth below has been reported in filings made by the beneficial owners with the Securities and Exchange Commission.

	Amount and Nature of Beneficial Ownership

	Voting Power		Investment Power
Name and Address of						Percent
Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	of Class

Neuberger Berman, Inc.	3,251,424	—	—	4,288,974	4,288,974	11.6%
605 Third Avenue
New York, NY 10158
Wellington Management Company LLP	—	3,206,400	—	3,815,300	3,888,800	10.5%
75 State Street
Boston, MA 02109
T. Rowe Price Associates, Inc.	558,900	—	2,010,900	—	2,010,900	5.4%
100 E. Pratt Street
Baltimore, MD 21202
Third Avenue Management LLC	1,956,700	—	1,973,375	—	1,973,375	5.3%
622 Third Avenue
New York, NY 10017
Management and Directors
      The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 15, 2006 by: (i) each director and nominee; (ii) each of the executive officers named in the Summary Compensation Table set forth below; and (iii) all of the directors, nominees and executive officers (including the executive officers named in the Summary Compensation Table) as a group. Each of the holders listed below has sole voting and investment power over the shares beneficially owned.

	Shares of	Percent of
	Common Stock	Common Stock
Name of Beneficial Owner	Beneficially Owned	Beneficially Owned

James J. Volker	88,447	*
Thomas L. Aller	5,980	*
D. Sherwin Artus	36,628	*
Thomas P. Briggs	1,800	*
Graydon D. Hubbard	11,438	*
Palmer L. Moe	5,050	*
Kenneth R. Whiting	5,595	*
Mark R. Williams	26,971	*
James T. Brown	42,055	*
Patricia J. Miller	16,558	*
All directors, nominees and executive officers as a group (15 persons)	309,581	0.8%

*	Denotes less than 1%.

EXECUTIVE COMPENSATION
Summary Compensation Information
      The following table sets forth certain information concerning the compensation earned each of the last three fiscal years by our Chief Executive Officer and each of four other most highly compensated executive officers whose total cash compensation exceeded $100,000 in the fiscal year ended December 31, 2005. The persons named in the table are sometimes referred to herein as the “named executive officers.”
Summary Compensation Table

		Annual		Long Term
		Compensation(1)		Compensation

				Restricted	All Other
		Salary	Bonus	Stock Awards	Compensation
Name and Principal Position	Year	($)	($)(2)	($)(3)	($)(4)

James J. Volker	2005	441,667	580,253	599,981	0
Chairman, President and	2004	342,488	309,683	650,340	0
Chief Executive Officer	2003	168,713	202,792	0	659,144
D. Sherwin Artus	2005	109,167	462,326	149,995	14,000
Senior Vice President	2004	104,500	277,351	162,590	13,000
	2003	102,250	183,211	0	680,044
Mark R. Williams	2005	137,083	427,105	149,995	14,000
Vice President,	2004	113,847	239,213	162,590	13,000
Exploration and Development	2003	95,406	150,672	0	626,041
James T. Brown	2005	167,500	365,736	199,967	12,562
Vice President,	2004	148,424	181,812	216,773	13,000
Operations	2003	127,761	98,006	0	632,042
Patricia J. Miller	2005	109,167	414,075	99,983	14,000
Vice President,	2004	103,827	226,570	108,386	13,000
Human Resources	2003	99,579	138,930	0	416,028

(1)	Certain personal benefits provided to the named executive officers are not included in the table. The aggregate amount of such personal benefits for each named executive officer in each year reflected in the table did not exceed the lesser of $50,000 or 10% of the sum of such officer’s salary and bonus in each respective year.

(2)	Except for an incentive bonus to Mr. Volker of $76,000 for 2003, all amounts presented under the Bonus column were paid under our Production Participation Plan, which is allocated a specific percentage of net income each plan year with respect to oil and gas properties acquired or developed during each such plan year.

(3)	These amounts are the dollar value of restricted stock awards under our 2003 Equity Incentive Plan with the common stock valued at the grant date price of $40.43 per share for 2005 and $21.05 per share for 2004. For 2005, Messrs. Volker, Artus, Williams and Brown and Ms. Miller received 14,840, 3,710, 3,710, 4,946 and 2,473 shares, respectively, on February 24, 2005 which vest in three equal increments on each anniversary of the grant date. For 2004, Messrs. Volker, Artus, Williams and Brown and Ms. Miller received 30,895, 7,724, 7,724, 10,298 and 5,149 shares, respectively, on February 23, 2004 which vest in three equal increments on each anniversary of the grant date. As of December 31, 2005, Messrs. Volker, Artus, Williams and Brown and Ms. Miller had aggregate restricted stock holdings of 35,437, 8,859, 8,859, 11,811 and 5,906 shares, respectively, and the value of such shares at such date (i.e., the closing price of $40 per share) was $1,417,480, $354,360, $354,360, $472,440 and $236,250, respectively. Dividends are payable on these restricted shares; however, we have not historically paid any dividends and do not anticipate paying any dividends on our common stock in the foreseeable future.

(4)	These amounts for 2005 and 2004 are matching contributions by us under our 401(k) Employee Savings Plan. These amounts for 2003 consist of (i) matching contributions of $12,000 by us under our

401(k) Plan to each of the named executive officers other than Mr. Volker, who received no matching contribution, and Ms. Miller, who received a matching contribution of $11,960 and (ii) payments valued at $659,044 to Mr. Volker, $668,044 to Mr. Artus, $614,041 to Mr. Williams, $632,042 to Mr. Brown and $416,028 to Ms. Miller pursuant to our Phantom Equity Plan in connection with our initial public offering in November 2003. After withholding for taxes, these payments were made in the form of shares of our common stock resulting in the issuance of 25,052 shares to Mr. Volker, 25,394 shares to Mr. Artus, 23,341 shares to Mr. Williams, 24,026 shares to Mr. Brown and 15,814 shares to Ms. Miller. The Phantom Equity Plan terminated after the issuance of such shares.

Compensation Committee Interlocks and Insider Participation
      During 2005, Graydon D. Hubbard, J. B. Ladd (from January 1, 2005 through July 22, 2005), Palmer L. Moe (from July 22, 2005 through December 31, 2005) and Kenneth R. Whiting served on the Compensation Committee of our Board. Mr. Whiting was President and Chief Executive Officer of Whiting Oil and Gas Corporation from its inception in 1980 until 1993. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

PERFORMANCE INFORMATION
      We completed our initial public offering in November 2003. Our common stock began trading on the New York Stock Exchange on November 20, 2003. The following graph compares on a cumulative basis changes since November 20, 2003 in (a) the total stockholder return on our common stock with (b) the total return on the Standard & Poor’s Composite 500 Index and (c) the total return on the Dow Jones US Oil Companies, Secondary Index. Such changes have been measured by dividing (a) the sum of (i) the amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the price per share at the end of and the beginning of the measurement period, by (b) the price per share at the beginning of the measurement period. The graph assumes $100 was invested on November 20, 2003 in our common stock, the Standard & Poor’s Composite 500 Index and the Dow Jones US Oil Companies, Secondary Index.

	11/20/03	12/31/03	12/31/04	12/31/05

Whiting Petroleum Corporation	$100	$113	$186	$246
Standard & Poor’s Composite 500 Index	$100	$108	$117	$121
Dow Jones US Oil Companies, Secondary Index	$100	$114	$160	$263

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
      As members of the Compensation Committee of Whiting Petroleum Corporation (the “Company”), our work is guided by the Compensation Committee charter.
      The Company’s executive compensation program is designed to support the Company’s business strategy of achieving meaningful growth in both production of oil and natural gas and free cash flow. This business strategy is intended to increase earnings and long-term value appreciation in the Company’s common stock.
      During both 2004 and 2005, significant acquisitions were the path to achieving significant growth in production and free cash flow. In late 2005 and planned for 2006, exploitation of proved undeveloped reserves and exploratory opportunities in the Company’s inventory of prospects have become the emphasis. Success in implementing the Company’s business strategy depends on technically excellent, quality personnel in every department and at every level of the Company’s operations.
      The Company’s executive compensation program for its executive officers in 2005 had three elements, considered together, that have enabled the Company to attract and retain a team of highly competent and committed personnel who have effectively executed the business strategy since 2003 and who have positioned the Company for continued growth in 2006 and beyond.
      The principal element of the Company’s executive compensation program is the Production Participation Plan (the “PPP”). The PPP is a unique element that provides a meaningful portion of the compensation of every employee of the Company. One-third of the PPP benefits were allocated to the executive officers as a group in 2005. The PPP contributes significantly to the ability of the Company to attract and retain an excellent executive team and maintain experienced high quality personnel throughout the Company. The PPP provides annual cash distributions with vesting in the event of termination of employment at the rate of 20% per year, which provides important retention incentives to all employees. The annual cash distributions pursuant to the PPP may increase or decrease depending upon prices realized and direct costs incurred by the Company related to oil and natural gas produced but the effects of such increases or decreases on Company operating income are offset by income actually received and direct costs actually incurred.
      Each year, after reviewing management recommendations, the Compensation Committee allocates on a discretionary basis (but does not legally convey) an interest in income from oil and natural gas wells acquired or developed during the year to the plan. Once allocated to plan participants, the interests are fixed but subject to vesting upon termination of employment. For plan years prior to 2004, forfeitures are re-allocated among other plan participants. For plan years after 2003, forfeitures revert to the Company. The PPP provides for accelerated vesting and lump sum distributions in the event of a plan termination or a change in control. The Company’s executive officers were awarded 1/3 of the aggregate 2.25% interest in income from oil and gas properties allocated to the PPP in 2005. Well acquisition and development costs attributable to the executive officer awards in 2005 were approximately $6.6 million.
      The PPP provides a direct incentive to increase production from the Company’s oil and natural gas property investments and to increase free cash flow. Economic acquisitions of oil and natural gas properties focus on generating current cash flow and near-term future development potential of proved undeveloped reserves and, at the same time, add value to the PPP for employees and executives. The allocation of drilling budgets to the best prospects in the Company’s inventory is a complimentary goal for both the Company and its employees as a result of the PPP.
      A balancing element designed to ensure a direct alignment of incentives for executive officers with shareholder interests is the Company’s Equity Incentive Plan. The Company has systematically increased the executive officers’ ownership in the Company’s common stock. Under this Plan, the Company awards restricted stock which vests ratably over three years. The executive group was awarded 48,227 shares of restricted stock in February 2005 valued on the date of grant at an aggregate of $2.0 million.
      Finally, the base salary is the third element of the executive compensation program. Base salaries are maintained at levels that are somewhat below comparable levels in the oil and natural gas industry recognizing the current cash impact of the PPP. Executive group base salaries for 2005 were increased about 8% giving recognition to salary increases in the industry arising from increased competition for technically superior personnel. Aggregate base salaries for the executive group effective April 1, 2005 were $1.6 million.
      In our reviews of the executive compensation program, we considered the Company’s compensation philosophy, the analyses and recommendations of management, the Company’s performance in executing large acquisitions while maintaining a well-balanced financial structure through the successful completion of debt and equity offerings, and drilling results. We also considered other Company achievements in the areas of return on equity, return on capitalization, annual reserve and production increases, production replacement ratios, unit costs of finding, developing and acquiring oil and gas reserves, stock price, and the Company’s performance in these and other areas compared to a peer group of companies. We initiated a Company self-evaluation of the prior years acquisitions designed to assess the actual subsequent results compared with the key assumptions developed in acquisition analyses. We also considered an Executive Compensation Analysis and advice of Smart Associates, Inc., the Committee’s compensation consultants
      Chief Executive Officer (James J. Volker) Compensation. In establishing Mr. Volker’s 2005 compensation, we considered Company performance measures discussed above and Mr. Volker’s specific performance in guiding the Company through another period of rapid expansion and in managing many of the Company’s external as well as internal relationships. Effective April 1, 2005, we increased Mr. Volker’s annual base salary from $400,000 to $450,000. Mr. Volker was awarded 5.3% of the aggregate 2.25% interest in 2005 income from oil and gas properties allocated to the PPP. Well acquisition and development costs attributable to Mr. Volker’s award were approximately $1.1 million. We also approved a restricted stock grant of 14,840 shares of the Company’s common stock, valued at $600,000 on the grant date, to Mr. Volker under the Equity Incentive Plan, which vests in three equal increments on each anniversary of the grant date.
      Section 162(m) Limitation. Section 162(m) of the Internal Revenue Code limits the Company’s income tax deduction for compensation paid to the named executive officers to $1,000,000, subject to several exceptions. We intend to use our best efforts to cause any compensation paid to executives in excess of such dollar limit to qualify for such exceptions, except in limited appropriate circumstances.
      Conclusion. We believe the Company’s executive compensation program provides compensation for executive officers that is competitive within the industry and also aligns the interests of executive management with the interests of our stockholders.

COMPENSATION COMMITTEE

Palmer L. Moe, Chairperson
Graydon D. Hubbard
Kenneth R. Whiting
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
      Deloitte & Touche LLP has served as our independent auditors since 2003 and the Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for 2006. The Board of Directors recommends to the stockholders the ratification of the selection of Deloitte & Touche LLP, independent registered public accounting firm, to audit our financial statements for 2006. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2006.
      If the stockholders fail to ratify the appointment of Deloitte & Touche LLP, then the Audit Committee will consider it a direction to select another independent registered public accounting firm for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interests of us and our stockholders.

The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Shares of our common stock represented by executed but unmarked proxies will be voted FOR ratification of the appointment of Deloitte & Touche LLP.
      Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.
      The following table presents fees for audit services rendered by Deloitte & Touche LLP for the audit of our financial statements for the years ended December 31, 2005 and 2004 and fees for other permitted services rendered by Deloitte & Touche LLP during those periods:

	2005	2004

Audit Fees	$884,400	$868,486
Audit-Related Fees(1)	20,248	116,000
Tax Fees(2)	13,060	105,975
All Other Fees	—	—

Total Fees	$917,708	$1,090,461

(1)	For 2005, audit-related services regarding our 401(k) Plan. For 2004, audit-related services regarding property acquisitions and our 401(k) plan.

(2)	For 2005, tax services regarding state property tax filings. For 2004, tax services consisted of preparation of corporate and partnership tax returns, state property tax filings and consulting on the tax sharing agreement with our former parent company.
      The Audit Committee has concluded that the provision of non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche LLP.
      The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by our independent registered public accounting firm. Pursuant to these policies and procedures, the Audit Committee may delegate authority to one or more of its members when appropriate to grant such pre-approvals, provided that decisions of such member or members to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In addition, the Audit Committee pre-approves particular services, subject to certain monetary limits, after the Audit Committee is presented with a schedule describing the services to be approved. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

REPORT OF THE AUDIT COMMITTEE
      As members of the Audit Committee of Whiting Petroleum Corporation (the “Company”), our work is guided by the Audit Committee charter. Regulatory requirements applicable to audit committees are extensive, and we have developed a task matrix to help assure compliance with the charter and related regulations and to control timing of our work. In addition, we monitor published information related to audit committee best practices.
      We have completed all charter tasks scheduled to be performed in 2005 prior to year-end, and we have completed all charter tasks scheduled to be performed in 2006 prior to the end of the first quarter. Our work included, among other procedures, the following:

•	We pre-approved audit and permitted non-audit services of the Company’s independent auditors.

•	We discussed with the independent auditors their independence and the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The independent auditors provided us with the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”

•	Prior to their publication, we reviewed and discussed with management and the independent auditors the Company’s December 31, 2005, audited financial statements, the related audit report, the related certifications of the Company’s chief executive officer and chief financial officer, and the applicable management’s discussion and analysis. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the fairness of the presentation of audited financial statements in conformity with accounting principles generally accepted in the United States.

•	We recommended to the Board, based on the reviews and discussions described above, that the material reviewed above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

•	During the year, we monitored the Company’s progress in its assessment of internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act. We reviewed and discussed with management and the independent auditors Management’s Annual Report on Internal Control Over Financial Reporting and the related audit report. No material weaknesses were identified or reported.

•	We reviewed with management and the independent auditors the Company’s 2005 quarterly and year-end press releases.

•	We monitored the earnings guidance practices of a peer group of companies in the oil and natural gas exploration, exploitation and production business and reviewed the Company’s guidance during 2005 and its initial guidance for 2006.

AUDIT COMMITTEE

Graydon D. Hubbard, Chairperson
Palmer L. Moe
Kenneth R. Whiting
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports concerning their ownership of our equity securities with the Securities and Exchange Commission and us. Based solely upon information provided to us by individual directors and executive officers, we believe that, during the fiscal year ended December 31, 2005, all of our directors and executive officers timely complied with the Section 16(a) filing requirements except for Patricia J. Miller, who inadvertently filed one report two days late.

MISCELLANEOUS
Stockholder Proposals
      Proposals which stockholders intend to present at and have included in our proxy statement for the 2007 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) must be received at our offices by the close of business on December 1, 2006. In addition, a stockholder who otherwise intends to present business at the 2007 annual meeting (including, nominating persons for election as directors) must comply with the requirements set forth in our By-Laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice thereof, complying with the By-Laws, to our Corporate Secretary not less than 60 days and not more than 90 days prior to the anniversary date of the 2006 annual meeting of stockholders (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the By-Laws, if we do not receive notice of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals stockholders intend to present at the 2007 annual meeting but do not intend to include in our proxy statement for such meeting) during the time period between February 8, 2007 and March 10, 2007, then the notice will be considered untimely and we will not be required to present such proposal at the 2007 annual meeting. If the Board chooses to present such proposal at the 2007 annual meeting, then the persons named in proxies solicited by the Board for the 2007 annual meeting may exercise discretionary voting power with respect to such proposal.
Other Matters
      The cost of soliciting proxies will be borne by us. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain of our officers and regular employees. We will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold our common stock.
      Pursuant to the rules of the Securities and Exchange Commission, services that deliver our communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our annual report to stockholders and proxy statement. Upon written or oral request, we will promptly deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify us of their requests by calling or writing Corporate Secretary, Whiting Petroleum Corporation, 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300.

By Order of the Board of Directors

WHITING PETROLEUM CORPORATION

Bruce R. DeBoer
Corporate Secretary
April 1, 2006

APPENDIX A
      The Board of Directors has established categorical standards to assist it in making determinations of director independence. Under these categorical standards, the following relationships that currently exist or that have existed, including during the preceding three years, will not be considered to be material relationships that would impair a director’s independence:

1.	A family member of the director is or was an employee (other than an executive officer) of the Company.

2.	A director, or a family member of the director, has received less than $100,000 during each twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with the Company). Compensation received by (a) a director for former service as an interim Chairperson, Chief Executive Officer or other executive officer of the Company or (b) a family member of the director for service as an employee of the Company (other than an executive officer) need not be considered.

3.	A director or a family member of a director is or was affiliated with or employed by a firm that is the Company’s internal or external auditor, so long as (a) the director or the family member is not a current partner of a firm that is the Company’s internal or external auditor; (b) the director is not a current employee of such a firm; (c) the family member is not a current employee of such a firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; and (d) the director or the family member, if he or she was within the past three years (but is no longer) a partner or employee of such a firm, did not personally work on the Company’s audit within that time.

4.	A director, or a family member of the director, is or was employed other than as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

5.	A director is a current employee of, or has any other relationship (including through a family member) with, another company (including any tax exempt organization), that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues. Both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. This test applies solely to the financial relationship between the Company and the director’s (or family member’s) current employer. Former employment of the director or family member need not be considered.

6.	A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, a tax exempt organization to which the Company’s discretionary contributions in any of the last three fiscal years do not exceed the greater of $1 million or 2% of such organization’s consolidated gross revenues.

7.	In addition, any relationship that a director (or an “immediate family member” of the director) previously had that constituted an automatic bar to independence under NYSE listing standards will not be considered to be a material relationship that would impair a director’s independence three years after the end of such relationship in accordance with NYSE listing standards.
      For relationships not covered by the guidelines above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in above.

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Mark this box with an X if you have made changes to your name or address details above.

The Board of Directors recommends a vote FOR the nominees listed in Item 1 and a vote FOR Item 2.

1.	ELECTION OF DIRECTORS (for terms expiring at the 2009 Annual Meeting and until their successors are duly elected and qualified).
For Withhold
01-Graydon D. Hubbard 02-James J. Volker

For Against Abstain
2.	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

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Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

1 U P X H H H P P P P 005103

2006 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James J. Volker and Bruce R. DeBoer, and each of them, as proxies, with full power of substitution (to act jointly or if only one acts then by that one), for the undersigned at the Annual Meeting of Stockholders of Whiting Petroleum Corporation to be held on Tuesday, May 9, 2006, at 10:00 A.M., local time, at the John D. Hershner Room in the Wells Fargo Building at 1700 Lincoln Street, Denver, Colorado 80203, or any adjournments or postponements thereof, to vote thereat as designated on the reverse side of this card all of the shares of Common Stock of Whiting Petroleum Corporation held of record by the undersigned on March 15, 2006 as fully and with the same effect as the undersigned might or could do if personally present at said Annual Meeting or any adjournments or postponements thereof, hereby revoking any other proxy heretofore executed by the undersigned for such Annual Meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the director nominees listed and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY